                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of First Bank System, Inc. for the registration of $1,000,000,000 of debt securities and warrants to purchase debt securities and to the incorporation by reference therein of our report dated January 24, 1995, with respect to the consolidated financial statements of First Bank System, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1994 and our report dated January 24, 1995 with respect to the supplemental consolidated financial statements of First Bank System, Inc. included in its Current Report on Form 8-K dated March 3, 1995, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 10, 1995